PART II AND III  PRELIMINARY OFFERING CIRCULAR

Preliminary Offering Circular dated November 21, 2018

An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

United Rail, Inc.

$3,000,000
600,000,000 SHARES OF COMMON STOCK
$0.005 PER SHARE

This is the public offering of securities of United Rail, Inc., a Nevada corporation. We are offering 600,000,000 shares of our common stock, par value $0.0001 ("Common Stock"), at an offering price of $0.005 per share (the "Offered Shares") by the Company. This Offering will terminate on twelve months from the day the Offering is qualified or the date on which the maximum offering amount is sold (such earlier date, the "Termination Date"). The minimum purchase requirement per investor is 100,000 Offered Shares ($500); however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion.

These securities are speculative securities. Investment in the Company's stock involves significant risk. You should purchase these securities only if you can afford a complete loss of your investment. See the "Risk Factors" section on page 4 of this Offering Circular.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Subscriptions are irrevocable and the purchase price is non-refundable as expressly stated in this Offering Circular. All proceeds received by the Company from subscribers for this Offering will be available for use by the Company upon acceptance of subscriptions for the Securities by the Company.

Any portion of the aggregate offering price or aggregate sales attributable to cash received in a foreign currency will be translated into United States currency at a currency exchange rate in effect on, or at a reasonable time before, the date of the sale of the securities.

This Offering will be conducted on a "best-efforts" basis, which means our Officers will use their commercially reasonable best efforts in an attempt to offer and sell the Shares. Our Officers will not receive any commission or any other remuneration for these sales. In offering the securities on our behalf, the Officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the laws of any such state.
Our Common Stock is traded in the OTC Market Pink Open Market under the stock symbol "URAL."
Investing in our Common Stock involves a high degree of risk. See "Risk Factors" beginning on page 16 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.
	Per Share	Total Maximum
Public Offering Price (1)(2)	$0.005	$3,000,000
Underwriting Discounts and Commissions (3)	$0	$0
Proceeds to Company	$0.005	$3000000
(1) We are offering shares on a continuous basis. See "Distribution – Continuous Offering.
(2) This is a "best efforts" offering. The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds. See "How to Subscribe."
(3) We are offering these securities without an underwriter.

(4) Excludes estimated total offering expenses, including underwriting discount and commissions, will be approximately $500,000 assuming the maximum offering amount is sold.

Our Board of Directors used its business judgment in setting a value of $0.005 per share to the Company as consideration for the stock to be issued under the Offering. The sales price per share bears no relationship to our book value or any other measure of our current value or worth.

Our common stock is quoted on OTC Pink under the symbol "URAL". The last reported sales price of our common stock on the OTC Pink on November 16, 2018 was $0.0645 per share.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The date of this Offering Circular is November 21, 2018.

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws. In this Offering Circular, unless the context indicates otherwise, references to "United Rail, Inc.", "we", the "Company", "our" and "us" refer to the activities of and the assets and liabilities of the business and operations of United Rail, Inc.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under "Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Our Business" and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "plan", "potential", "should", "will" and "would" or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in "Risk Factors" and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

•	The speculative nature of the business we intend to develop;

•	Our reliance on suppliers and customers;
•	Our dependence upon external sources for the financing of our operations, particularly given that there are concerns about our ability to continue as a "going concern;"
•	Our ability to effectively execute our business plan;
•	Our ability to manage our expansion, growth and operating expenses;
•	Our ability to finance our businesses;
•	Our ability to promote our businesses;
•	Our ability to compete and succeed in highly competitive and evolving businesses;
•	Our ability to respond and adapt to changes in technology and customer behavior; and
•	Our ability to protect our intellectual property and to develop, maintain and enhance strong brands.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as maybe be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the "Risk Factors" section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled "Cautionary Statement Regarding Forward-Looking Statements."

Company Information

The Company, sometimes referred to herein as "we," "us," "our," and the "Company" and/or United Rail, Inc." was incorporated on January 28, 2009 under the laws of the State of Delaware to engage in any lawful corporate undertaking. Our fiscal year-end date is March 31.

United Rail, Inc. corporate offices are located at 9480 S. Eastern Ave., Suite 205, Las Vegas, NV 89123 and our operations office is located at7846 W. Central Ave., Toledo, OH 43617. Our Website is http://unitedrailinc.com. Our telephone number is 702-481-2343 and our Email address is mbarron@unitedrailinc.com ,

We do not incorporate the information on or accessible through our website into this Offering Circular, and you should not consider any information on, or that can be accessed through, our website a part of this Offering Circular.

History

On April 21, 2015, the Company filed a Certificate of Amendment of Certificate of Incorporation with the Secretary of State of the State of Delaware to increase the Company's authorized common stock from five hundred million (500,000,000) to ten billion (10,000,000,000) shares of common stock, par value $0.0001 per share.

On August 3, 2015, the Company filed a Certificate of Amendment of Certificate of Incorporation with the Secretary of State of the State of Delaware to effect a 1-for-10,000 reverse split of the Company's issued and outstanding shares of common stock (the "Reverse Stock Split"). The Company notified the Financial Industry Regulatory Authority ("FINRA") of the Reverse Stock. The Reverse Stock Split was effective on August 14, 2015 with respective FINRA approval.

On August 24, 2015, the Company filed a Certificate of Amendment of Certificate of Incorporation with the Secretary of State of the State of Delaware to establish the Company's authorized preferred stock A of one million (1,000,000) shares of preferred stock A, par value $0.0001 per share.

On June 2, 2017, the Company moved the corporation from the State of Delaware to Nevada.

On January 26, 2018, the Company filed a Certificate of Amendment of Certificate of Incorporation with the Secretary of State of Nevada to effect a 1-for-1,000 reverse split of the Company's issued and outstanding shares of common stock (the "Reverse Stock Split") and the name change from Las Vegas Railway Express, Inc to United Rail, Inc. The Company notified the Financial Industry Regulatory Authority ("FINRA") of the Reverse Stock and Name Change. The Reverse Stock Split and Name Change were effective on October 15, 2018 with respective FINRA approval.

Section 15(g) of the Securities Exchange Act of 1934

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended that imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser's written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to sell your shares in the secondary market.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one-page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as  bid and offer quotes, a dealers spread and broker/dealer compensation; the broker/dealer compensation, the broker/dealers' duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers' rights and remedies in cases of fraud in penny stock transactions; and, the FINRA's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

Dividends

The Company has not declared or paid a cash dividend to stockholders since it was organized and does not intend to pay dividends in the foreseeable future. The board of directors presently intends to retain any earnings to finance our operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the Company's earnings, capital requirements and other factors.

Trading Market

Our Common Stock trades in the OTC Market Pink Open Market Sheets under the symbol URAL.

THE OFFERING

Issuer:	United Rail, Inc.

Securities offered:	A maximum of 600,000,000 shares of our common stock, par value $0.0001 ("Common Stock") at an offering price of $0.005 per share (the "Offered Shares"). (See "Distribution.")

Number of shares of Common Stock outstanding before the offering:	1,305,258,238 issued and outstanding as of October 23, 2018

Number of shares of Common Stock to be outstanding after the offering:	1,905,258,238 shares, if the maximum amount of Offered Shares is sold

Price per share:	$ 0.005

Maximum offering amount:	600,000,000 shares at $0.005 per share, or $3,000,000 (See "Distribution.")

Trading Market:	Our Common Stock is trading on the OTC Markets Pink Open Market Sheets division under the symbol "URAL."

Use of proceeds:	If we sell all of the shares being offered, our net proceeds (after our estimated offering expenses) will be $2,700,000. We will use these net proceeds for working capital and other general corporate purposes.

Risk factors:	Investing in our Common Stock involves a high degree of risk, including:

Immediate and substantial dilution.

Limited market for our stock.

See "Risk Factors."

RISK FACTORS

The following is only a brief summary of the risks involved in investing in our Company. Investment in our Securities involves risks. You should carefully consider the following risk factors in addition to other information contained in this Disclosure Document. The occurrence of any of the following risks might cause you to lose all or part of your investment. Some statements in this Document, including statements in the following risk factors, constitute "Forward-Looking Statements."

Business Risks

We have an unproven business model and a limited operating history upon which an evaluation of our prospects can be made.

Our future operations are contingent upon generating revenues and raising capital for operations.  Because we have a limited operating history, it is difficult to evaluate our business and future prospects and there are substantial risks, uncertainties, expenses and difficulties that we are subject to. There can be no assurance that at this time we will operate profitably or that we will have adequate working capital to meet our obligations as they become due. Investors must consider the risks and difficulties frequently encountered by early stage companies. We cannot be certain that our business strategy will be successful or that we will successfully address the risks we face. In the event that we do not successfully address these risks, our business, prospects, financial condition, and results of operations could be materially and adversely affected.

The unavailability of qualified personnel in the future could adversely affect our operations.

Changes in demographics, training requirements and the unavailability of qualified personnel, particularly engineers and trainmen, could negatively impact our future ability to meet demand for rail service. Recruiting and retaining qualified personnel, particularly those with expertise in the railroad industry, will be vital to our future operations. Unpredictable increases in demand for rail services may exacerbate the risk of not having sufficient numbers of trained personnel, which could have a negative impact on operational efficiency and otherwise have a material adverse effect on our operating results, financial condition or liquidity.

We will need to increase the size of our organization, and may experience difficulties in managing growth.

We are a small company with a minimal number of employees. With the start of our planned principal activities, we expect to experience a period of significant expansion in headcount, facilities, infrastructure and overhead and anticipate that further expansion will be required to address potential growth and market opportunities. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate managers. Our future financial performance and our ability to compete effectively will depend, in part, on our ability to manage any future growth effectively.

Changes in government policy could negatively impact demand for the Company's services, impair its ability to price its services or increase its costs or liability exposure.

Changes in United States and state government policies could change the economic environment and affect demand for the Company's services. Developments and changes in laws and regulations as well as increased economic regulation of the rail industry through legislative action and revised rules and standards applied by the U.S. Surface Transportation Board (STB) in various areas, including rates, services and access to facilities could adversely impact the Company's ability to determine prices for rail services and significantly affect the revenues, costs and profitability of the Company's business. Additionally, because of the significant costs to maintain its rail network, a reduction in profitability could hinder the Company's ability to maintain, improve or expand its rail network, facilities and equipment. Federal or state spending on infrastructure improvements or incentives that favor other modes of transportation could also adversely affect the Company's revenues. Changes in tax rates, enactment of new tax laws and amendments to existing tax regulations could have a material adverse impact on the Company's operating results, financial condition or liquidity.

The Company's success depends on its ability to continue to comply with the significant federal, state and local governmental regulations to which it is subject.

The Company is subject to a significant amount of governmental laws and regulations with respect to its rates and practices, taxes, railroad operations and a variety of health, safety, labor, environmental and other matters. Failure to comply with applicable laws and regulations could have a material adverse effect on the Company. Governments may change the legislative and/or regulatory framework within which the Company operates without providing the Company with any recourse for any adverse effects that the change may have on its business. For example, federal legislation enacted in 2008 and amended in 2015 mandates the implementation of positive train control technology by December 31, 2018, on certain mainline track where intercity and commuter passenger railroads operate and where toxic-by-inhalation (TIH) hazardous materials are transported. Complying with legislative and regulatory changes may pose significant operating and implementation risks and require significant capital expenditures.

Fuel supply availability, fuel prices and dependency on certain key railroad equipment and material suppliers may adversely affect the Company's results of operations, financial condition or liquidity.

Fuel supply availability could be impacted as a result of limitations in refining capacity, disruptions to the supply chain, rising global demand and international political and economic factors. A significant reduction in fuel availability could impact the Company's ability to provide transportation services at current levels, increase fuel costs and impact the economy. Each of these factors could have an adverse effect on the Company's operating results, financial condition or liquidity. If the price of fuel increases substantially, the Company expects to be able to recover a significant portion of these higher fuel costs. However, to the extent that the Company is unable to recover these costs, increases in fuel prices could have an adverse effect on the Company's operating results, financial condition or liquidity. Due to the capital intensive nature and sophistication of certain railroad equipment and material, prospective new suppliers are subject to high barriers of entry. If railroad equipment and material suppliers discontinue operations or if they are unable to meet regulatory specifications, the Company could experience significant cost increases, as well as limited supply of railroad equipment and material necessary for the Company's operations.

Significant unexpected increases in demand for the Company's services may adversely affect service levels and operational efficiency.

If increases in demand for the Company's services significantly exceed expectations, including in a particular geographical region, the Company may experience network difficulties including congestion or reduced velocity, negatively impacting the level of service provided.  Although investments to add capacity continue to be made to meet future anticipated demand, delays in or inability to complete permitting may delay or preclude implementation of these capacity improvements.  This may impact operational efficiency and could adversely affect the Company's results of operations, financial condition or liquidity.

The Company depends on the stability and availability of its information technology systems.

The Company relies on information technology in all aspects of its business. A significant disruption or failure of its information technology systems could result in service interruptions, safety failures, security violations, regulatory compliance failures and the inability to protect corporate information assets against intruders or other operational difficulties. Although the Company has taken steps to mitigate these risks, including business continuity planning, disaster recovery planning, systems testing, protection and monitoring, and business impact analysis, a significant disruption or cyber intrusion could lead to misappropriation of assets or data corruption and could adversely affect the Company's results of operations, financial condition or liquidity. Additionally, if the Company is unable to acquire, implement or protect rights around new technology, it may suffer a competitive disadvantage, which could also have an adverse effect on the Company's results of operations, financial condition or liquidity.

Investment Risks

The price of our common stock may continue to be volatile.

The trading price of our common stock has been and is likely to remain highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control or unrelated to our operating performance. In addition to the factors discussed in this "Risk Factors" section and elsewhere, these factors include: the operating performance of similar companies; the overall performance of the equity markets; the announcements by us or our competitors of acquisitions, business plans, or commercial relationships; threatened or actual litigation; changes in laws or regulations relating to the our business; any major change in our board of directors or management; publication of research reports or news stories about us, our competitors, or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts; large volumes of sales of our shares of common stock by existing stockholders; and general political and economic conditions.

In addition, the stock market in general, and the market for Internet-related companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies' securities This litigation, if instituted against us, could result in very substantial costs; divert our management's attention and resources; and harm our business, operating results, and financial condition.

We expect to continue to operate as a going concern.

As shown in the accompanying financial statements, the Company has net profit of $288,753for the six months ended September 30, 2018 and $406,542 for the twelve months ended March 31, 2018. The Company also has an accumulated deficit of $41,801,732 and a negative working capital of $1,067,315 as of September, 2018. The Company also has an accumulated deficit of $41,370,250 and a negative working capital of $957,489 as of March 31, 2018. Management believes that it will be able to sustain operations from its existing cash flow.

Risks Relating to Our Financial Condition

Our financials are not independently audited, which could result in errors and/or omissions in our financial statements if proper standards are not applied.

Although the Company is confident with its accounting firm, we are not required to have our financials audited by a certified Public Company Accounting Oversight Board ("PCAOB"). As such, our accountants do not have a third party reviewing the accounting. Our accountants may also not be up to date with all publications and releases put out by the PCAOB regarding accounting standards and treatments. This could mean that our unaudited financials may not properly reflect up to date standards and treatments resulting misstated financials statements.

We are subject to the risks commonly encountered by early-stage companies.

Although management of United Rail, Inc. has experience in operating small companies, current management has not had to manage expansion while being a public company. Many investors may treat us as an early-stage company. In addition, management has not overseen a company with large growth. Because we have a limited operating history, our operating prospects should be considered in light of the risks and uncertainties frequently encountered by early-stage companies in rapidly evolving markets. These risks include:

•	risks that we may not have sufficient capital to achieve our growth strategy;

•	risks that we may not develop our product and service offerings in a manner that enables us to maintain profitability and meet our customers' requirements;

•	risks that our growth strategy may not be successful; and

•	risks that fluctuations in our operating results will be significant relative to our revenues.

These risks are described in more detail below. Our future growth will depend substantially on our ability to address these and the other risks described in this section. If we do not successfully address these risks, our business could be significantly harmed.

We will require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we will need to engage in continued equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of our common stock. Any debt financing we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be impaired, and our business may be harmed.

We are highly dependent on the services of our key executive, the loss of whom could materially harm our business and our strategic direction. If we lose key management or significant personnel, cannot recruit qualified employees, directors, officers, or other personnel or experience increases in our compensation costs, our business may materially suffer.

We are highly dependent on our management. We have an Employment Agreements in place with our key employees. If we lose key employees, our business may suffer. Furthermore, our future success will also depend in part on the continued service of our management personnel and our ability to identify, hire, and retain additional key personnel. We do not carry "key-man" life insurance on the lives of any of our executives, employees or advisors. We experience intense competition for qualified personnel and may be unable to attract and retain the personnel necessary for the development of our business. Because of this competition, our compensation costs may increase significantly.

We may be unable to manage growth, which may impact our potential profitability.

Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

•	Establish definitive business strategies, goals and objectives;

•	Maintain a system of management controls; and

•	Attract and retain qualified personnel, as well as develop, train, and manage management-level and other employees.

If we fail to manage our growth effectively, our business, financial condition, or operating results could be materially harmed, and our stock price may decline.

We operate in a highly competitive environment, and if we are unable to compete with our competitors, our business, financial condition, results of operations, cash flows and prospects could be materially adversely affected.

We operate in a highly competitive environment. Our competition includes all other companies that are in the business of transportation. A highly competitive environment could materially adversely affect our business, financial condition, results of operations, cash flows and prospects.

We may not be able to compete successfully with other established companies offering the same or similar services and, as a result, we may not achieve our projected revenue and user targets.

If we are unable to compete successfully with other businesses in our existing market, we may not achieve our projected revenue and/or customer targets. Compared to our business, some of our competitors may have greater financial and other resources, have been in business longer, have greater name recognition and be better established in our target markets.

We expect to incur substantial expenses to meet our reporting obligations as a public company. In addition, failure to maintain adequate financial and management processes and controls could lead to errors in our financial reporting and could harm our ability to manage our expenses.

We estimate that it will cost approximately $50,000 annually to maintain the proper management and financial controls for our filings required as a public reporting company. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to accurately report our financial performance on a timely basis, which could cause a decline in our stock price and adversely affect our ability to raise capital.

Risks Relating to our Common Stock and Offering

The Common Stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

The Common Stock has historically been sporadically traded on the OTC Pink Sheets, meaning that the number of persons interested in purchasing our shares at, or near ask prices at any given time, may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer, which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

The market price for the common stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history, and lack of revenue, which could lead to wide fluctuations in our share price. The price at which you purchase our shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

The market for our shares of common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our shares are sporadically traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our shares is sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative investment due to, among other matters, our limited operating history and lack of revenue or profit to date, and the uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the securities of a seasoned issuer. The following factors may add to the volatility in the price of our shares: actual or anticipated variations in our quarterly or annual operating results; acceptance of our inventory of games; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our shares regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our shares will be at any time, including as to whether our shares will sustain their current market prices, or as to what effect the sale of shares or the availability of shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclo sed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The possible occurrence of these patterns or practices could increase the volatility of our share price.

We do not expect to pay dividends in the future; any return on investment may be limited to the value of our common stock.

We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

Our issuance of additional shares of Common Stock, or options or warrants to purchase those shares, would dilute your proportionate ownership and voting rights.

We are entitled under our articles of incorporation to issue up to 5,000,000,000 shares of common stock. We have issued and outstanding, as of October 23, 2018, 1,305,258,238 shares of common stock. In addition, we are entitled under our Articles of Incorporation to issue "blank check" preferred stock. Our board may generally issue shares of common stock, preferred stock, options, or warrants to purchase those shares, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development. It is also likely that we will issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock plans. We cannot give you any assurance that we will not issue additional shares of common stock, or options or warrants to purchase those shares, under circumstances we may deem appropriate at the time.

The elimination of monetary liability against our directors, officers and employees under our Articles of Incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contains provisions that eliminate the liability of our directors for monetary damages to our company and shareholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees that we may be unable to recoup. These provisions and resulting costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our company and shareholders.

We may become involved in securities class action litigation that could divert management's attention and harm our business.

The stock market in general, and the shares of early stage companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the companies involved. If these fluctuations occur in the future, the market price of our shares could fall regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. If the market price or volume of our shares suffers extreme fluctuations, then we may become involved in this type of litigation, which would be expensive and divert management's attention and resources from managing our business.

As a public company, we may also from time to time make forward-looking statements about future operating results and provide some financial guidance to the public markets. Our management has limited experience as a management team in a public company and as a result, projections may not be made timely or set at expected performance levels and could materially affect the price of our shares. Any failure to meet published forward-looking statements that adversely affect the stock price could result in losses to investors, stockholder lawsuits or other litigation, sanctions or restrictions issued by the SEC.

Our common stock is currently deemed a "penny stock," which makes it more difficult for our investors to sell their shares.

The SEC has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person's account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities, and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

As an issuer of a "penny stock," the protection provided by the federal securities laws relating to forward-looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

As an issuer not required to make reports to the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, holders of restricted shares may not be able to sell shares into the open market as Rule 144 exemptions may not apply.

Under Rule 144 of the Securities Act of 1933, holders of restricted shares may avail themselves of certain exemptions from registration if the holder and the issuer meet certain requirements. As a company that is not required to file reports under Section 13 or 15(d) of the Securities Exchange Act, referred to as a non-reporting company, we may not, in the future, meet the requirements for an issuer under 144 that would allow a holder to qualify for Rule 144 exemptions. In such an event, holders of restricted stock would have to utilize another exemption from registration or rely on a registration statement to be filed by the Company registering the restricted stock. Although the Company currently plans to file either a form 10 or S-1 with the Commission upon the conclusion of the Regulation A offering, there can be no guarantee that the Company will be able to fulfill one of these registration statements, which could have an adverse effect on our shareholders.

Securities analysts may elect not to report on our common stock or may issue negative reports that adversely affect the stock price.

At this time, no securities analysts provide research coverage of our common stock, and securities analysts may not elect to provide such coverage in the future. It may remain difficult for our company, with its small market capitalization, to attract independent financial analysts that will cover our common stock. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect the stock's actual and potential market price. The trading market for our common stock may be affected in part by the research and reports that industry or financial analysts publish about our business. If one or more analysts elect to cover our company and then downgrade the stock, the stock price would likely decline rapidly. If one or more of these analysts cease coverage of our company, we could lose visibility in the market, which, in turn, could cause our stock price to decline. This could have a negative effect on the market price of our common stock.

We are classified as an "emerging growth company" as well as a "smaller reporting company" and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our common stock less attractive to investors.

We are an "emerging growth company," as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Section 107 of the JOBS Act provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

We could remain an "emerging growth company" for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, and (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Notwithstanding the above, we are also currently a "smaller reporting company." Specifically, similar to "emerging growth companies," "smaller reporting companies" are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings. Decreased disclosures in our SEC filings due to our status as an "emerging growth company" or "smaller reporting company" may make it harder for investors to analyze our results of operations and financial prospects.

Because directors and officers currently and for the foreseeable future will continue to control United Rail, Inc., it is not likely that you will be able to elect directors or have any say in the policies of United Rail, Inc.

Our shareholders are not entitled to cumulative voting rights. Consequently, the election of directors and all other matters requiring shareholder approval will be decided by majority vote. The directors, officers and affiliates of United Rail, Inc. beneficially own a majority of our outstanding common stock voting rights. Due to such significant ownership position held by our insiders, new investors may not be able to affect a change in our business or management, and therefore, shareholders would have no recourse as a result of decisions made by management.

In addition, sales of significant amounts of shares held by our directors, officers or affiliates, or the prospect of these sales, could adversely affect the market price of our common stock. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Statements Regarding Forward-looking Statements

This Disclosure Statement contains various "forward-looking statements." You can identify forward-looking statements by the use of forward-looking terminology such as "believes," "expects," "may," "will," "would," "could," "should," "seeks," "approximately," "intends," "plans," "projects," "estimates" or "anticipates" or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. These statements may be impacted by a number of risks and uncertainties.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our Securities. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled "Risk Factors."

USE OF PROCEEDS

If we sell all of the shares being offered, our net proceeds (after our estimated offering expenses of $300,000) will be $2,700,000. We will use these net proceeds for the following.

If 25% of the Shares offered are sold:

Percentage of Offering Sold	Offering Proceeds	Approximate Offering Expenses	Total Net Offering Proceeds	Principal Uses of Net Proceeds
				Acquisition of a rail line $300,000
				Infrastructure improvements $200,000
				Working capital $175,000
25.00%	$750,000.00	$75,000.00	$675,000.00

If 50% of the Shares offered are sold:

Percentage of Offering Sold	Offering Proceeds	Approximate Offering Expenses	Total Net Offering Proceeds	Principal Uses of Net Proceeds
				Acquisitions of rail lines $800,000
				Infrastructure improvements $250,000
				Working capital $200,000
50.00%	$1,500,000.00	$150,000.00	$1,350,000.00

If 75% of the Shared offered are sold:

Percentage of Offering Sold	Offering Proceeds	Approximate Offering Expenses	Total Net Offering Proceeds	Principal Uses of Net Proceeds
				Acquisitions of rail lines $1,000,000
				Infrastructure improvements $525,000
				Working capital $500,000
75.00%	$2,250,000.00	$225,000	$2,025,00.00

If 100% of the Shares offered are sold:

Percentage of Offering Sold	Offering Proceeds	Approximate Offering Expenses	Total Net Offering Proceeds	Principal Uses of Net Proceeds
				Acquisitions of rail lines $1,500,000
				Infrastructure improvements $700,000
				Working capital $500,000
100.00%	$3,000,000.00	$300,000.00	$2,700,000.00

The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors.

As indicated in the table above, if we sell only 75%, or 50%, or 25% of the shares offered for sale in this offering, we would expect to use the resulting net proceeds for the same purposes as we would use the net proceeds from a sale of 100% of the shares, and in approximately the same proportions, until such time as such use of proceeds would leave us without working capital reserve. At that point we would expect to modify our use of proceeds by limiting our expansion, leaving us with the working capital reserve indicated.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

In the event we do not sell all of the shares being offered, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

DILUTION

 If you purchase shares in this offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this offering and the net tangible book value per share of our Common Stock after this offering.

Our historical net tangible book value as of September 30, 2018 was $(1,051,877) or $(0.0008) per then-outstanding share of our Common Stock. Historical net tangible book value per share equals the amount of our total tangible assets less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified.

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale in this offering (after deducting estimated offering expenses of $300,000, $225,000, $150,000 and $75,000, respectively):

Percentage of shares offered that are sold	100%	75%	50%	25%

Price to the public charged for each share in this offering	$0.005	$0.005	$0.005	$0.005

Historical net tangible book value per share as of September 30, 2018 (1)	$(0.0008)	$(0.0008)	$(0.0008	$(0.0008)

Increase in net tangible book value per share attributable to new investors in this offering (2)	$$0.0016	$0.0013	$0.0009	$0.0005

Net tangible book value per share, after this offering	$$0.0008	$0.0005	$0.0001	$-0.0003

Dilution per share to new investors	$0.0042	$0.0450	$0.0049	$0.0053

(1)	Based on net tangible book value as of September 30, 2018 of $(1,051,877) and 1,305,258,238 outstanding shares of Common stock

(2)	After deducting estimated offering expenses of $300,000, $225,000, $150,000 and $75,000, respectively.

DISTRIBUTION

This Offering Circular is part of an Offering Statement that we filed with the SEC, using a continuous offering process. Periodically, as we have material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled "Additional Information" below for more details.

Pricing of the Offering

Prior to the Offering, there has been a limited public market for the Offered Shares. The initial public offering price was determined by the board of directors. The principal factors considered in determining the initial public offering price include:

•	the information set forth in this Offering Circular and otherwise available;
•	our history and prospects and the history of and prospects for the industry in which we compete;
•	our past and present financial performance;
•	our prospects for future earnings and the present state of our development;
•	the general condition of the securities markets at the time of this Offering;
•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and
•	other factors deemed relevant by us.

Offering Period and Expiration Date

This Offering will start on or after the Qualification Date and will terminate if the Minimum Offering is not reached or, if it is reached, on the Termination Date.

Procedures for Subscribing

When you decide to subscribe for Offered Shares in this Offering, you should:

1.	Electronically receive, review, execute and deliver to us a subscription agreement; and
2.	Deliver funds directly by wire or electronic funds transfer via ACH to the specified account maintained by us.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions . After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to the escrow account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions . Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, non-accredited, non-nat URAL investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser's revenue or net assets (as of the purchaser's most recent fiscal year end). A non-accredited, nat URAL person may only invest funds which do not exceed 10% of the greater of the purchaser's annual income or net worth (please see below on how to calculate your net worth).

NOTE: For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Offered Shares.

In order to purchase offered Shares and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the Company's satisfaction, that he is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this Offering.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts basis primarily through an online platform. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled "Risk Factors", "Cautionary Statement regarding Forward-Looking Statements" and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Critical Accounting Policies and Recently Issued Accounting Pronouncements.

Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with our financial statements and notes thereto included elsewhere herein.

Critical Accounting Policies

The preparation of our financial statements and notes thereto requires management to make estimates and assumptions that affect the amounts and disclosures reported within those financial statements. On an ongoing basis, management evaluates its estimates, including those related to collection of receivables, impairment of goodwill, contingencies, litigation and income taxes. Management bases its estimates and judgments on historical experiences and on various other factors believed to be reasonable under the circumstances. Actual results under circumstances and conditions different than those assumed could result in material differences from the estimated amounts in the financial statements. There have been no material changes to these policies during the fiscal year.

Results of Operations

The following are the results of our continuing operations for the six months ended September30, 2018 compared to the six months ended September 30, 2017:

	Six months ended	Six months ended
	September 30,	September 30,
	2018	2017	$ Change	% Change

Revenues	674,066	$-	$674,066	100.0%
Cost of sales	(60,543)	-	(60,543)	100.0%
Gross loss	613,523	-	613,523	100.0%

Operating Expenses:
Compensation and payroll taxes	152,182	-	152,182	100.0%
Selling, general and administrative	278,020	14,922	263,098	1763.2%
Professional fees	58,519	15,000	43,519	290.1%
Depreciation expense	2,588	4,741	(2,153)	-45.4%
Total expenses	491,309	34,663	456,646	1317.4%

Loss from operations	122,214	(34,663)	156,877	-452.6%

Other income (expense)
Interest expense	(32,232)	(21,041)	$(11,191)	53.2%
Gain on extinguishment of debt	198,770	-	198,770	100.0%
Total other income (expense)	166,539	(21,041)	187,580	-891.5%
			-
Net income (loss) from operations before provision for income taxes	288,753	(55,704)	344,457	-618.4%
Provision for income taxes	-	-	-	-
Net income (loss)	$288,753	$(55,704)	344,457	-618.4%

Revenue

Gross revenue increased by $613,523 or 100.0%, during the six months ended September 30, 2018 as compared to $ 0.00 in 2017 due to the Company acquiring US Rail Holdings, LLC.

Operating Expenses

Compensation and payroll taxes increased by $152,168 or 100.0%, during the six months ended September 30, 2018 as compared to 2017. The increase in compensation expense in the current year is due to higher number of employees. Selling, general and administrative expenses increased by $263,098, or 1,763.2%, during the six months ended September 30, 2018 as compared to the same period in 2017 primarily due to acquisition of insurance company. We had an increase in our professional fee expenses during the six months ended September 30, 2018 of $43,519, or 290.1%, due to professional services.

Other (Expense) Income

Interest expense increased by $11,191 during the six months ended September 30, 2018 as compared to the six months ended September 30, 2017 due to higher debt.

The following are the results of our continuing operations for the year ended March31, 2018 compared to the year ended March 31, 2017:

	For the years ended
	March 31,	March 31,
	2018	2017	$ Change	% Change

Revenues	$1,342,561	$-	1,342,561	100.0%
Other revenues	-	-	-	100.0%
Gross profit	1,342,561	-	1,342,561	100.0%

Operating Expenses:
Compensation and payroll taxes	$220,138	$197,272	$22,866	11.6%
Selling, general and administrative	414,645	6,675	407,970	6111.9%
Professional fees	378,860	457,050	(78,190)	-17.1%
Depreciation expense	8,662	9,263	(601)	-6.5%
Total expenses	1,022,305	670,260	352,045	52.5%

Loss from operations	320,256	(670,260)	990,516	-147.8%

Other income (expense)
Interest expense	(53,078)	(40,909)	(12,169)	29.7%
Tax expense	(22,999)	-	(22,999)	-100.0%
Other income (expense)	162,364	-	162,364	100.0%
Total other income (expense)	86,287	(40,909)	127,196	-310.9%

Net income (loss) from operations before provision for income taxes	406,542	(711,169)	1,117,711	-157.2%
Provision for income taxes	-	-	-	0.0%
Net income (loss)	$406,542	$(711,169)	$1,117,711	-157.2%

Revenue
Gross revenue increased by $1,342,561 or 100.0%, during the year ended March 31, 2018 as compared to $ 0.00 in 2017 due to the Company acquiring U S Rail Holdings, LLC.

Operating Expenses

Compensation and payroll taxes increased by $22,866 or 11.6%, during the year ended March 31, 2018 as compared to 2017. The increase in compensation expense in the current year is due to higher number of employees. Selling, general and administrative expenses increased by $407,970, or 6,111.9%, during the year ended March 31, 2018 as compared to the same period in 2017 primarily due to acquisition of U S Rail Holdings, LLC. We had a decrease in our professional fee expenses during the year ended March 31, 2018 of $78,190, or 17.1%, due to professional services.

Other (Expense) Income

Interest expense increased by $12,169 during the year ended March 31, 2018 as compared to the year ended March 31, 2017 due to higher debt.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support asset growth, satisfy disbursement needs, maintain reserve requirements and otherwise operate on an ongoing basis. The Company has no operating revenues and is currently dependent on debt financing and sale of equity to fund operations.

As shown in the accompanying financial statements, the Company has net profit of $406,542 for the year ended March 31, 218. The Company also has an accumulated deficit of $41,541,971 and negative working capital of $957,489 as of March 31, 2018, as well as outstanding convertible notes payable of $634,063. Management believes that it will need additional equity or debt financing to be able to implement its business plan.

We believe that the successful growth and operation of our business is dependent upon our ability to do the following: (1) obtain adequate sources of debt or equity financing to pay unfunded operating expenses and fund long-term business operations; and (2) manage or control working capital requirements by controlling operating expenses.

Management is attempting to raise additional equity and debt to sustain operations until it can market its services and achieves profitability. The successful outcome of future activities cannot be determined at this time and there are no assurances that, if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements.

Relaxed Ongoing Reporting Requirements

Upon the completion of this Offering, we expect to elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an "emerging growth company" (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an "emerging growth company", we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not "emerging growth companies", including but not limited to:

not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;
•	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and
•	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an "emerging growth company" for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any May 31 before that time, we would cease to be an "emerging growth company" as of the following May 31.

If we elect not to become a public reporting company under the Exchange Act, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 1 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for "emerging growth companies" under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer's fiscal year, and semiannual reports are due in 90 calendar days after the end of the first six months of the issuer's fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not "emerging growth companies", and our stockholders could receive less information than they might expect to receive from more mature public companies.

  United Rail, Inc.

Business Overview

The Company, sometimes referred to herein as "we," "us," "our," and the "Company" and/or United Rail, Inc." was incorporated on January 28, 2009 under the laws of the State of Delaware, to engage in any lawful corporate undertaking. Our fiscal year-end date is March 31.

The Company has applied to have its name changed to United Rail, Inc.  United Rail, Inc. offices are located at 9480 S. Eastern Ave., Suite 205, Las Vegas, NV 89123. Our Website is http://unitedrailinc.com. Our telephone number is 702/481-2343 and our email address is: mbarron@unitedrailinc.com .

We do not incorporate the information on or accessible through our website into this Offering Circular, and you should not consider any information on, or that can be accessed through, our website a part of this Offering Circular.

History

On April 21, 2015, the Company filed a Certificate of Amendment of Certificate of Incorporation with the Secretary of State of the State of Delaware to increase the Company's authorized common stock from five hundred million (500,000,000) to ten billion (10,000,000,000) shares of common stock, par value $0.0001 per share.

On August 3, 2015, the Company filed a Certificate of Amendment of Certificate of Incorporation with the Secretary of State of the State of Delaware to effect a 1-for-10,000 reverse split of the Company's issued and outstanding shares of common stock (the "Reverse Stock Split"). The Company notified the Financial Industry Regulatory Authority ("FINRA") of the Reverse Stock. The Reverse Stock Split was effective on August 14, 2015 with respective FINRA approval.

On August 24, 2015, the Company filed a Certificate of Amendment of Certificate of Incorporation with the Secretary of State of the State of Delaware to establish the Company's authorized preferred stock A of one million (1,000,000) shares of preferred stock A, par value $0.0001 per share.

On June 2, 2017, the Company moved the corporate domicile from the state of Delaware to Nevada.

On January 26, 2018, the Company filed a Certificate of Amendment of Certificate of Incorporation with the Secretary of State of Nevada to effect a 1-for-1,000 reverse split of the Company's issued and outstanding shares of common stock (the "Reverse Stock Split") and the name change from

Las Vegas Railway Express, Inc to United Rail, Inc. The Company notified the Financial Industry Regulatory Authority ("FINRA") of the Reverse Stock and Name Change. The Reverse Stock Split and Name Change were effective on October 15, 2018 with respective FINRA approval.

Our Business

United Rail, Inc. is in the business of acquiring small short line railroads in both the passenger operations sector as well as freight operations whose annual revenues are less than $5 million. The company has been active in this space for five years. It has operated the Santa Fe Southern Railway (SFSR) and the X Wine Railroad service for Las Vegas Xpress, Inc., currently in operation. It also currently operated the freight operations on the Winamac Southern Railway (WSRY) There are 800 independently owned and operated short line and passenger excursion railroad operations in the country today. These companies are unaffiliated with any larger rail unit and as such have little or no collective purchasing power for food & beverage, logistics, car repair, personnel, and access to capital for growth. Most have no exit strategy should they wish to exit the business. Our candidate customer is this "mom & pop" type of operation where our service umbrella can generate a substantial savings for daily operations.

Through our short line insurance subsidiary, United Short Line Insurance Services, we currently provide insurance to 264 short line railroad customers. It is through our existing insurance customers that we are sourcing the short line railroad candidates.

The Rail Management System (RMS) is a Precision Railroading operating format specifically designed for short line railroads and is proprietary to United Rail. This operating system allows railroads to operate more efficiently and dependably than most short line railroads. This gives much more comfort to the larger interchange railroads that we connect to. By operating on a "just in time" schedule, we format customer deliveries, transit, load & unloading on a precision schedule such that all parties including customers, and the railroad maximize efficiency and increase margin. It is this Precision Railroading format that we are bringing to the short line industry.

The Company entered into a share exchange agreement with United Rail, a Nevada corporation on January 25, 2018 to acquire 100% of the capital stock of United Rail. United Rail owns the RMS Rail Management System which is a Precision Railroading format for short line railroads owned by United Rail.

The Company also entered into an agreement to acquire 49% of United Short Line Insurance Services.

Company Transactions

The company is based in Las Vegas with offices in Toledo, Ohio and Las Vegas. Nevada

United Rail, Inc. has acquired United Rail, a private company and owner of the Rail Management Services (RMS) short line management package that utilizes Precision Railroading.

The United Rail RMS system was developed by short line rail operators in both the freight and passenger excursion environments. By outsourcing back office functions to RMS, short line companies can save money on operating costs, By affiliating under our United Rail brand and deploying the RMS system, we can offer access to capital, discounts on insurance products, and much more via our larger purchasing footprint, to our X Train Affiliates,

The system is currently in use by Las Vegas Xpress, Inc. (OTC Pink: LVXI) on its X Wine Railroad service and for use on its LA to Las Vegas service planned for January of 2019.

Competition

We believe our primary competitor is Iowa Pacific Corp. of Chicago, Illinois. Iowa Pacific is a private company which operates freight short line businesses as well as six passenger excursions.

Seasonality

We expect seasonality in our business, especially during holiday seasons when volume may increase.

Litigation

The Company has no current, pending or threatened legal proceedings or administrative actions either by or against the Company issuer that could have a material effect on the issuer's business, financial condition, or operations and any current, past or pending trading suspensions

Facilities

The Company maintains offices at 9480 S Eastern Ave, Suite 208, Las Vegas, Nevada 89123, and 7846 W. Central Ave. Toledo, Ohio 43617 comprising 6,500 square feet of space.

Legal Proceedings

We may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to our business. These matters may include product liability, intellectual property, employment, personal injury cause by our employees, and other general claims.  We are not presently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Employees

As of September 30, 2018, we had 12 employees, including officers and directors. We believe that we will be successful in attracting experienced and capable personnel. All of our employees have entered into agreements with us requiring them not to compete or disclose our proprietary information. Our employees are not represented by any labor union. We believe that relations with our employees are excellent. Usually the number of total employees and number of full-time employees will vary.

MANAGEMENT

The following table sets forth information regarding our executive officers, directors and significant employees, including their ages as of September 30, 2018:

Name and Principal Position	Age	Term of Office	Approximate hours per week for part-time employees

Michael Barron, Chairman/CEO	68	Since March 2018

Wanda Witoslawski, CFO	54	Since July 2018

Louis Schillinger, President	68	Since March 2018

Danielle Mitchell, EVP Business	41	Since July 2018
Michael A. Barron –Chairman and Chief Executive Officer

Mr. Barron has been a developer of new business enterprises for nearly 30 years. Mr. Barron began his career in 1971 where he was the Senior Planner for the City of Monterrey and was the HUD liaison for the City's downtown redevelopment project. He master planned the city's redevelopment of famous Cannery Row, Fisherman's Wharf, and was Secretary of the Architect Review Committee. Mr. Barron was the founder of Citidata, the first electronic provider of computerized real estate multiple listing service (MLS) information in the nation from 1975 to 1979. Citidata became the nation's largest provider of electronic real estate information and was sold to Moore Industries in 1979. In June 1979, TRW hired Mr. Barron to develop its real estate information services division (TRW/REIS) that acquired 11 companies in the field and eventually became the world's largest repository of real estate property information - Experian. Concurrently, Mr. Barron joined Vescor, Inc. of Fullerton California and became its President shortly thereafter. Vescor was a real estate syndication company, which owned 1,736 apartment units in six states. In 1984, he founded Microventure, a software developer of real estate applications for the newly developed IBM PC. Microventure received its Value-Added Reseller status as one of the first 10 software applications officially branded for the IBM PC. The product line called "SOLD", was deployed to all Coldwell Banker, Realty World, and Red Carpet offices as well as several thousand independent Realtor offices. He took Microventure public in 1986. In November 1988, he founded and served as President, until 1992, of Finet Holdings Corporation (NASDAQ:FNCM), a publicly traded mortgage broker and banking business specializing in e-mortgage financing on site in real estate offices and remote loan origination via the Internet ( www.finet.com ). The company was publicly traded and maintained a market capitalization of $500 million. From March 1995-1998, Mr. Barron pioneered the first nationwide commercially deployed video conference mortgage financing platform for Intel Corporation which as a licensed mortgage banker and broker in 20 states funded over $1 billion in closed loans. He later went on to serve as CEO for Shearson Home Loans, a $1.3 billion mortgage bank with 237 offices, licensed in 33 states with 1,450 employees.  He founded Liberty Capital, a $100 million asset management company based in Las Vegas, Nevada. Mr. Barron holds a B.A. degree in Political Science and City & Regional Planning jointly from Cal Poly San Luis Obispo. He is the recipient of numerous awards including the National Association of Realtors 1995 Product of the Year Award and the 1974 American Institute of Planners Annual Award for historic building preservation. He is an avid railroad enthusiast.

Wanda Witoslawski – CFO

Ms. Witoslawski has served in progressively responsible financial positions for public companies over the past twelve years. She served as Controller for Ocean West Enterprises until its acquisition by Shearson Home Loans in 2005 where she managed the accounting function for a staff of 1,350 employees and $200mm credit facility. Upon Shearson's exit from mortgage banking in 2007, she joined the principals Mr. Barron and Mr. Cosio-Barron as Controller at Liberty Capital Asset Management, an investor in acquiring defaulted mortgage pools. In this capacity, she was in charge of managing public accounting documents for SEC filings and the financial supervision over the liquidation of over 4,000 mortgage loans the company had acquired. Ms. Witoslawski became Controller of Las Vegas Railway Express in 2010 and later was promoted to CFO when the company became public. OTC:URAL. In this capacity she managed all of the compliance and reporting requirements of the public company. She has served as the CFO and principal shareholder in X Rail Entertainment, Inc., a fully reporting public company which operates passenger train excursions such as the X Wine Railroad www.xwinerailroad.com. She is currently the CFO for United Rail Inc., a consolidator of short line railroads and passenger excursion rail cars. Ms. Witoslawski is a graduate from Gdansk University in Gdansk, Poland and has a Masters' Degree in economics.

Louis Schillinger–President

Louis ("Lou") M. Schillinger, CIC LIC - Director, X Rail Entertainment, Inc.  Mr. Schillinger has been a Director of X Rail Entertainment, Inc. since 2015 and is the Founder, President & CEO of United Shortline Insurance Services Inc. (USI). United Shortline has been serving the rail industry with innovative and railroad responsive insurance products for the past 26 years.

Mr. Schillinger has devoted his entire thirty-plus professional career to the insurance industry. In 1985, shortly after the deregulation of the U.S. railroad industry, Mr. Schillinger's agency began to produce unique Railroad Industry Liability and Property coverage's to the growing Shortline and Regional Railroad Industry throughout North America. He was responsible for developing the policy language, current rating structure, underwriting guide, claims manual, and has reviewed and underwritten both alone and with various consulting underwriters, virtually every shortline and regional railroad in America during the last 25 years. United Shortline Insurance Services, Inc. is the largest Managing General Agency providing insurance to over 30% of the Railroad Industry and is credited with establishing and maintaining the only fully admitted Railroad Liability Program in the country since 1994. In 2001, USI and Marsh, Inc. combined to develop a certified safety program to the ASLRRA and became the first "endorsed" liability insurance product in the ASLRRA's history. Mr. Schillinger has been awarded the exclusive marketing contract for Class I railroads Railroad Protective Program from Hudson Insurance Company in 2007. Mr. Schillinger has conducted Railroad Liability seminars for agents, legislators, industry groups, and client railroads throughout the country. In addition Mr. Schillinger has had the privilege of presenting a Small Business Curriculum for a portion of the University of Pennsylvania's 1999, 2000, 2002, and 2005 MBA Programs.

An avid lighthouse historian, Mr Schillinger acquired and begun restoring an offshore lighthouse "Port Austin Reef Light", located 2.5 miles north of Port Austin in Lake Huron in 1985 and continues this pursuit to this date. Mr. Schillinger is a graduate of Michigan State University where he earned a BA in Financial Administration and has taken numerous hours of continuing education.

Board Committees

We have not established any board committees and does not have an audit committee financial expert due to the small size and early stage of the Company.

Board Leadership Structure and Role in Risk Oversight

Our board of directors is primarily responsible for overseeing our risk management processes. The board of directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding the Company's assessment of risks. The board of directors focuses on the most significant risks facing the Company and the Company's general risk management strategy, and also ensures that risks undertaken by the Company are consistent with the board's appetite for risk. While the board of directors oversees the Company's risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing the Company and that our board leadership structure supports this approach.

EXECUTIVE COMPENSATION

Employment Agreements

Mr. Barron, and Ms. Witoslawski have entered into employment agreements with the Company for a term of five years. Pursuant to their employment agreements, they have agreed to devote a substantial portion of their business and professional time and efforts to our business. These employment agreements provide that they shall receive a salary as determined by the Board of Directors commensurate with the development of the Company. They may be entitled to receive, at the sole discretion of our Board of Directors or a committee thereof, bonuses based on the achievement (in whole or in part) by the Company of our business plan and achievement by the employee of fixed personal performance objectives.

The following table represents information regarding the total compensation our officers and directors of the Company for the period ended March 31, 2018:

	Cash Compensation	Annual Bonus Available	Other Compensation	Total Compensation
Name and Principal Position

Michael Barron, Chairman/CEO

Wanda Witoslawski, CFO

Louis Schillinger, President

Total				$ 0.00

The following table represents information regarding the total compensation we intend to pay our officers and directors for coming year:

	Cash Compensation	Annual Bonus Available	Other Compensation	Total Compensation
Name and Principal Position

Michael Barron	$150,000			$150,000
Wanda Witoslawski	$120,000			$120,000
Danielle Mitchell	$100,000			$100,000
Lou Schillinger	$150,000			$150,000
Total	$520,000			$520,000

Stock Option Plan

The Company's 2018 Stock Option Plan provides for the grant of 100,000,000 incentive or non-statutory stock options to purchase common stock. Employees, who share the responsibility for the management growth or protection of the business of the Company and certain non-employees, are eligible to receive options which are approved by a committee of the Board of Directors. These options vest over five years and are exercisable for a ten-year period from the date of the grant.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During the last two full fiscal years and the current fiscal year or any currently proposed transaction, there is no transaction involving the Company, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company's total assets at year-end for its last three fiscal years.

Disclosure of Conflicts of Interest

There are no conflicts of interest between the Company and any of its officers or directors

Indemnification Agreements

We have entered into indemnification agreements with each of our directors, executive officers and other key employees. The indemnification agreements and our amended and restated By-Laws will require us to indemnify our directors to the fullest extent permitted by Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the Securities Act), may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Review, Approval or Ratification of Transactions with Related Parties

We have adopted a related-party transactions policy under which our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our Common Stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related-party transaction with us without the consent of our audit committee. If the related party is, or is associated with, a member of our audit committee, the transaction must be reviewed and approved by another independent body of our Board of Directors, such as our governance committee. Any request for us to enter into a transaction with a related party in which the amount involved exceeds $120,000 and such party would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. If advance approval of a related-party transaction was not feasible or was not obtained, the related-party transaction must be submitted to the audit committee as soon as reasonably practicable, at which time the audit committee shall consider whether to ratify and continue, amend and ratify, or terminate or rescind such related-party transaction. All of the transactions described above were reviewed and considered by, and were entered into with the approval of, or ratification by, our Board of Directors.

During the last two full fiscal years and the current fiscal year or any currently proposed transaction, there are transactions involving the issuer, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the issuer's total assets at year-end for its last three fiscal years, except compensation awarded to executives.

Employment Agreements

Our officers and directors have entered into employment agreements with the Company for a term of five years. Pursuant to this employment agreement, they have agreed to devote a substantial portion of their business and professional time and efforts to our business. The employment agreement provides that each employee shall receive a salary determined by the Board of Directors commensurate with the development of the Company. They may be entitled to receive, at the sole discretion of our Board of Directors or a committee thereof, bonuses based on the achievement (in whole or in part) by the Company of our business plan and achievement by the employee of fixed personal performance objectives.

The employment agreements also contain covenants (a) restricting the executive from engaging in any activities competitive with our business during the terms of such employment agreements and one year thereafter, and (b) prohibiting the executive from disclosure of confidential information regarding the Company at any time.

The Company's directors are elected by shareholders at each annual meeting or, in the event of a vacancy, appointed by the Board of Directors then in office to serve until the next annual meeting or until their successors are duly elected and qualified. The Company's executive officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors.

Legal/Disciplinary History

None of United Rail, Inc.'s Officers or Directors have been the subject of any criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses);

None of United Rail, Inc.'s Officers or Directors have been the subject of any entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person's involvement in any type of business, securities, commodities, or banking activities;

None of United Rail, Inc.'s Officers or Directors have been the subject of any finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or

None of United Rail, Inc.'s Officers or Directors has been the subject of any entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person's involvement in any type of business or securities activities.

Board Composition

Our board of directors currently consists of one member. Each director of the Company serves until the next annual meeting of stockholders and until his successor is elected and duly qualified, or until his earlier death, resignation or removal. Our board is authorized to appoint persons to the offices of Chairman of the Board of Directors, President, Chief Executive Officer, one or more vice presidents, a Treasurer or Chief Financial Officer and a Secretary and such other offices as may be determined by the board.

We have no formal policy regarding board diversity. In selecting board candidates, we seek individuals who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to our collaborative culture, knowledge of our business and understanding of our prospective markets.

Board Leadership Structure and Risk Oversight

The board of directors oversees our business and considers the risks associated with our business strategy and decisions. The board currently implements its risk oversight function as a whole. Each of the board committees when established will also provides risk oversight in respect of its areas of concentration and reports material risks to the board for further consideration.

Code of Business Conduct and Ethics

Prior to one year from the date of this Offering's qualification, we will be adopting a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We will post on our website a current copy of the code and all disclosures that are required by law or market rules in regard to any amendments to, or waivers from, any provision of the code.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of October 26, 2018 by (a) each of the Company's directors and executive officers, (b) all of the Company's directors and executive officers as a group, and (c) any holder of more than five (5%) percent.

Directors and Officers	Amount of Beneficial Ownership	Percent of Class	Percentage of Class Owned Assuming All Securities Offered are Sold

Michael Barron	628,500,000	50.1%	46.37%
Wanda Witoslawski	235,000,000	18.7%	17.34%
Joseph Cosio-Barron	100,000,000	8.0%	7.38%
Lou Schillinger	50,000,000	4.0%	3.69%
Danielle Mitchell	45,000,000	3.6%	3.32%
Dianne David	95,070,000	7.6%	7.01%
Michael Mason	65,500,000	5.2%	4.83%
Wayne Bailey	32,500,000	2.6%	2.40%

All directors and officers as a group	1,251,570,000	99.7%	92.3%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

As of September 30, 2018, Allegheny Nevada Holdings Corporation, where Michael Barron is the President and 100% owner, holds promissory notes of the Company: note dated March 31, 2015, with balance owned as of September 30, 2018 of $28,562, note dated July 29, 2016, with balance owned of $128,906 and note dated October 1, 2017, with balance owned of $93,750.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute ("NRS"). NRS Section 78.7502 provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.
Capitalization

Class of Stock	Par Value	Authorized	Outstanding as of March 31, 2018
Preferred Stock	$0.0001	1,000,000	600,000
Common Stock	$0.0001	5,000,000,000	3,686,426,488

DESCRIPTION OF SECURITIES

Common Stock
The Company is authorized to issue 5,000,000,000 shares of common stock. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and are not entitled to cumulate their votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available therefore subject to the prior rights of holders of any outstanding shares of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive or other subscription rights and no right to convert their common stock into any other securities.

Preferred Stock

We are authorized by our Articles of Incorporation to issue a maximum of 1,000,000 shares of Preferred Stock. This Preferred Stock may be in one or more series and containing such rights, privileges and limitations, including voting rights, conversion privileges and/or redemption rights, as may, from time to time, be determined by our Board of Directors. Preferred stock may be issued in the future in connection with acquisitions, financings or such other matters as the Board of Directors deems to be appropriate. In the event that any such shares of Preferred Stock shall be issued, a Certificate of Designation, setting forth the series of such Preferred Stock and the relative rights, privileges and limitations with respect thereto, shall be filed. The effect of such Preferred Stock is that our Board of Directors alone, within the bounds and subject to the federal securities laws and the Nevada Law, may be able to authorize the issuance of Preferred Stock which could have the effect of delaying, deferring or preventing a change in control of our Company without further action by the stockholders and might adversely affect the voting and other rights of holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights also may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

The Board of Directors is expressly vested with the authority to divide any or all of the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of each series so established, provided, however, that the rights and preferences of the various series may vary only with respect to: (a) the rate of dividend; (b) whether the shares may be called and, if so, the call price and the terms and conditions of call; (c) the amount payable upon the shares in the event of voluntary and involuntary liquidation; (d) sinking fund provisions, if any for the call or redemption of the shares; (e) the terms and conditions, if any, on which the shares may be converted;  (f) voting rights; and (g) whether the shares will be cumulative, noncumulative or partially cumulative as to dividends and the dates from which no cumulative dividends are to accumulate.

The Board of Directors shall exercise the foregoing authority by adopting a resolution setting forth the designation of each series and the number of shares therein, and fixing and determining the relative rights and preferences thereof.  The Board of Directors may make any change in the designations, terms, limitations or relative rights or preferences of any series in the same manner, so long as no shares of such series are outstanding at such time.

Within the limits and restrictions, if any, stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series, the Board of Directors is authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of such series.  In case the number of shares of any series shall be so decreased, the share constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Series A Preferred Stock

The Company has designated one million shares of Series A Preferred Stock, $0.0001 par value per share.

Each share of Series A Preferred Stock is convertible into the number of shares of Common Stock equal to four times the sum of all shares of Common Stock issued and outstanding divided by the number of shares of Series A Preferred Stock issued and outstanding.

Each share of Series A Preferred Stock shall have voting rights equal to four times the number of all shares of Common Stock issued and outstanding and all shares of Series A Preferred Stock issued and outstanding at the time of voting.

Shares of Preferred Stock may be only issued in exchange for the partial or full retirement of debt held by management, employees or consultants as directed by a majority vote of the Board of Directors.

Shares of Series  A Preferred Stock may not be converted into shares of Common Stock for a period of : a) six (6) months after purchase, if the Company voluntarily or involuntarily files public reports pursuant to Section 12 or 15 of the Securities Exchange Act of 1934; or b) twelve (12) months if the Company does not file such public reports.

DIVIDEND POLICY

 We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future. Any further determination to pay dividends on our capital stock will be at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board of Directors considers relevant.

SECURITIES OFFERED

Current Offering

 United Rail, Inc. ("United Rail, Inc.," "We," or the "Company") is offering up to $5,000,000 total of Securities, consisting of Common Stock, $0.0001 par value (the "Common Stock" or collectively the "Securities").

Transfer Agent

Our transfer agent is Empire Stock Transfer Inc., 1859 Whitney Mesa Drive, Henderson, NV 89014, telephone 702-818-5898, websitewww.empirestock.com

The transfer agent is registered under the Exchange Act and operates under the regulatory authority of the SEC and FINRA.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this Offering, there has been a limited market for our Common Stock. Future sales of substantial amounts of our Common Stock, or securities or instruments convertible into our Common Stock, in the public market, or the perception that such sales may occur, could adversely affect the market price of our Common Stock prevailing from time to time. Furthermore, because there will be limits on the number of shares available for resale shortly after this Offering due to contractual and legal restrictions described below, there may be resales of substantial amounts of our Common Stock in the public market after those restrictions lapse. This could adversely affect the market price of our Common Stock prevailing at that time.

Rule 144

In general, a person who has beneficially owned restricted shares of our Common Stock for at least twelve months, in the event we are a reporting company under Regulation A, or at least six months, in the event we have been a reporting company under the Exchange Act for at least 90 days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the 90 days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

•	1% of the number of shares of our Common Stock then outstanding; or
•	the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon by John E. Lux, Esq. of Washington, D.C.

EXPERTS

The consolidated financial statements of the Company appearing elsewhere in this Offering Circular have been prepared by management and have not been reviewed by an independent accountant.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of common stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the SEC's Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

FINANCIAL STATEMENTS

For the six months ended September 30, 2018

A.	Balance sheet

	September 30,	March 31,
	2018	2018

Assets

Current assets
Cash	$14,138	$311
Accounts receivable	370,766	148,498
Total current assets	384,904	148,809

Property and equipment, net of accumulated depreciation	15,438	4,276

Total assets	$400,342	$153,085

Liabilities and Stockholders' Equity (Deficit)

Current liabilities
Accounts payable	$139,008	$317,375
Accrued expenses	622,009	542,277
Convertible notes payable	639,063	634,063
Notes payable	52,140	-
Total current liabilities	1,452,220	1,493,715
Long-term notes payable	-	-
Total liabilities	1,452,220	1,493,715

Commitments and contingencies

Stockholders' equity (deficit)
Preferred stock, $0.0001 par value, 1,000,000 shares authorized, 600,000 shares issued and outstanding as of September 30, 2018 and March 31, 2018, respectively	60	60
Common stock, $0.0001 par value, 5,000,000,000 shares authorized, 3,688,238 and 3,688,238 shares issued and outstanding as of September 30, 2018 and March 31, 2018, respectively	370	370
Additional paid-in capital	40,749,425	40,749,425
Accumulated (deficit)	(41,801,732)	(42,090,485)
Total stockholders' equity (deficit)	(1,051,877)	(1,340,630)
Total liabilities and stockholders' equity (deficit)	$400,342	$153,085

B. Statement of income

	Three months ended	Three months ended	Six months ended	Six months ended
	September 30,	September 30,	September 30,	September 30,
	2018	2017	2018	2017

Revenues	674,066	$-	$674,066	$-
Cost of sales	(60,543)	-	(60,543)	-
Gross loss	613,523	-	613,523	-

Operating Expenses:
Compensation and payroll taxes	152,168	-	152,182	-
Selling, general and administrative	269,439	6,535	278,020	14,922
Professional fees	46,069	15,000	58,519	15,000
Depreciation expense	1,122	2,268	2,588	4,741
Total expenses	468,798	23,803	491,309	34,663

Loss from operations	144,725	(23,803)	122,214	(34,663)

Other income (expense)
Interest expense	(16,204)	(10,164)	(32,232)	(21,041)
Gain on extinguishment of debt	421,876	-	198,770	-
Total other income (expense)	405,673	(10,164)	166,539	(21,041)

Net income (loss) from operations before provision for income taxes	550,398	(33,967)	288,753	(55,704)
Provision for income taxes	-	-	-	-
Net income (loss)	$550,398	$(33,967)	$288,753	$(55,704)

Net income (loss) per share, basic and dilluted	$0.1492	$(0.012)	$0.078	$(0.022)

Weighted average number of common shares outstanding, basic and dilluted	3,688,238	2,799,038	3,688,238	2,533,826

C. Statement of cash flows

	For The Six Months Ended
	September 30,	September 30,
	2018	2017
	Unaudited	Unaudited
Cash flows from operating activities
Net profit (loss)	$288,753	$(55,704)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11,162	4,740
Stock issued for services	-	15,000

Changes in operating assets and liabilities:
Other current assets	-	12,253
Other assets	(255,755)	-
Accounts payable and accrued expenses	(98,635)	115,213

Net cash used in operating activities	(54,475)	91,502

Cash flows from investing activities
Purchases of property and equipment	11,162	-
Net cash used in investing activities	11,162	-

Cash flows from financing activities
Proceeds from convertible notes payable	52,140	(93,292)
Proceeds from notes payable - related parties	5,000	-

Net cash provided by financing activities	57,140	(93,292)

Net change in cash	13,827	(1,790)
Cash, at the beginning of the year	311	1,955
Cash, end of the period	$14,138	$165

Supplemental disclosure of cash flow information:
Interest paid	$	$-
Income taxes paid	$-	$-

Supplemental disclosure of non-cash investing and financing transactions:
Stock issued as payment of accounts payable	$-	$-
Stock issued for debt and accrued interest	$-	$101,152

D. Equity statement

					Additional
	Common Stock		Preferred Stock		Paid in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance March 31, 2016	142,374	14	-	-	40,103,953	(41,065,622)	(961,669)

Stock subscribed	-	-		-	-	-	-
Stock issued for compensation	350,000	35	600,000	60	-	-	95
Stock issued for debt	-	-		-	-	-	-
Stock issued for services	-	-		-	-		-
Stock Issued for notes conversion	588,822	59			17,239		17,298
Stock payable adjustment					(3,942)		(3,942)
Receivable from XREE					298,623		173,644
Net loss						(711,169)	(711,169)
Balance March 31, 2017	1,081,195	108	600,000	60	40,415,874	42,212,796	(1,796,757)

Stock subscribed	-	-		-	-	-	-
Stock issued for compensation	150,000	15	-	-	-	-	15
Stock issued for debt	-	-		-	-	-	-
Stock issued for services	-	-		-			-
Stock Issued for notes conversion	2,455,231	246			333,551		333,797
Net profit						122,312	122,312
Balance March 31, 2018	3,686,426	370	600,000	60	40,749,425	42,335,108	(1,340,630)

Reverse stock split	1,812						-
Net profit						288,753	288,753
Balance September 30, 2018	3,688,238	370	600,000	60	40,749,425	42,623,861	(1,051,877)

E. Financial notes

Notes to Financial Statements

(1)           Organization and basis of presentation

Basis of Financial Statement Presentation:

The accompanying unaudited interim financial statements of United Rail, Inc. (the "Company") have been prepared in accordance with the instructions to Form 10-K and Article 8 of Regulation S-X. Accordingly, they do not include all information and footnotes required by accounting principles generally accepted in the United States of America ("GAAP") for complete financial statements. These statements reflect all normal and recurring adjustments which, in the opinion of management, are necessary to present fairly the financial position, results of operations and cash flows of the Company for the interim periods presented. However, the results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the year ending March 31, 2018 or any other future period. These interim financial statements should be read in conjunction with the unaudited consolidated financial statements and notes thereto included in the Company's Annual Report for the year ended March 31, 2018.

Going Concern:

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying financial statements, the Company has net profit of $288,753 for the six months ended September 30, 2018.  The Company also has an accumulated deficit of $41,801,732 and a negative working capital of $1,067,315 as of September 30, 2018, as well as outstanding convertible notes payable of $639,063.  Management believes that it will need additional equity or debt financing to be able to implement the business plan.  Given the lack of revenue, capital deficiency and negative working capital, there is substantial doubt about the Company's ability to continue as a going concern.

Management is attempting to raise additional equity and debt to sustain operations until it can market its services and achieves profitability.  The successful outcome of future activities cannot be determined at this time and there are no assurances that, if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results.

The accompanying financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

 (2)           Summary of Significant Accounting Policies

Risks and Uncertainties:

The Company operates in an industry that is subject to intense competition and potential government regulations.  Significant changes in regulations and the inability of the Company to establish contracts with rail services providers could have a materially adverse impact on the Company's operations.

Use of Estimates:

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods.

Property and Equipment:

Property and equipment are recorded at historical cost and depreciated on a straight-line basis over their estimated useful lives of approximately five years once the individual assets are placed in service.  The Company expenses all purchases of equipment with individual costs of under $500, and these amounts are not material to the financial statements.

Long-Lived Assets:

In accordance with FASB ASC 360-10, the Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made.  The Company's management believes there has been no impairment of its long-lived assets during the six months ended September 30, 2018 or the year ended March 31, 2018.  There can be no assurance, however, that market conditions will not change or demand for the Company's business model will continue.  Either of these could result in future impairment of long-lived assets.

Income Taxes:

Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The deferred tax assets of the Company relate primarily to operating loss carryforwards for federal income tax purposes. A full valuation allowance for deferred tax assets has been provided because the Company believes it is not more likely than not that the deferred tax asset will be realized. Realization of deferred tax assets is dependent on the Company generating sufficient taxable income in future periods.

The Company periodically evaluates its tax positions to determine whether it is more likely than not that such positions would be sustained upon examination by a tax authority for all open tax years, as defined by the statute of limitations, based on their technical merits.  As of September 30, 2018, and March 31, 2018, the Company has not established a liability for uncertain tax positions.

Basic and Diluted Loss Per Share:

In accordance with Financial Accounting Standards Board Accounting Standards Codification ("FASB ASC") 260, "Earnings Per Share," the basic loss per common share is computed by dividing the net loss available to common stockholders after preferred stock dividends, by the weighted average common shares outstanding during the period.  Diluted earnings per share reflect per share amounts that would have resulted if diluted potential common stock had been converted to common stock.  Common stock equivalents have not been included in the earnings per share computation for the six months ended September 30, 2018 and the year ended March 31, 2018 as the amounts are anti-dilutive.  As of September 30, 2018, the Company had no outstanding options.  As of September 30, 2018, the Company also had convertible debt of $639,063 which was excluded from the computation.  As of September 30, 2018, the Company had 17 outstanding warrants which were also excluded from the computation because they were anti-dilutive.

Share Based Payment:

The Company issues stock, options and warrants as share-based compensation to employees and non-employees.

The Company accounts for its share-based compensation to employees in accordance FASB ASC 718.  Stock-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the requisite service period.

The Company accounts for share-based compensation issued to non-employees and consultants in accordance with the provisions of FASB ASC 505-50 "Equity - Based Payments to Non-Employees." Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The final fair value of the share-based payment transaction is determined at the performance completion date. For interim periods, the fair value is estimated and the percentage of completion is applied to that estimate to determine the cumulative expense recorded.

The Company values stock compensation based on the market price on the measurement date. As described above, for employees this is the date of grant, and for non-employees, this is the date of performance completion.

New Accounting Pronouncements:

There are no recent accounting pronouncements that management believes will have a material impact on the Company's present or future consolidated financial statements.

(3)            Property and Equipment

Property and equipment consisted of the following.

	September 30,	March 31,
	2018	2018
	Unaudited	Unaudited

Office equipment	$66,405	$52,655
Less: accumulated depreciation	(50,967)	(48,379)

	$15,438	$4,276

(4)           Convertible Notes Payable

On March 31, 2015, the Company entered into a convertible promissory note with Allegheny Nevada Holdings Corporation for borrowings of $84,002 in principal balance. As of September 30, 2018, the balance left is $28,562 and $47,086 in interest accrued as of September 30, 2018. The note bears interest at a rate of 10% per annum.  The outstanding borrowings and accrued interest are payable on demand.  The outstanding amounts are convertible into shares of common stock at the debt holder's option at a conversion rate equal to 35% of the lowest trading price during the 20 trading days prior to the conversion.

On March 3, 2015, the Company entered into a convertible promissory note with Wanda Witoslawski for borrowings of $29,100 in principal balance. As of September 30,2018, the balance left is $6,804 and $16,377 in interest accrued as of September 30, 2018. The note bears interest at a rate of 10% per annum.  The outstanding borrowings and accrued interest are payable on demand.  The outstanding amounts are convertible into shares of common stock at the debt holder's option at a conversion rate equal to 35% of the lowest trading price during the 20 trading days prior to the conversion.

On July 29, 2016, the Company entered into promissory notes agreements with Allegheny Nevada Holdings Corporation, Gdansk Enterprises, Inc. and CBS Consulting, Inc. for their earned consulting fees, payable on demand. As of September 30, 2018, the principal balances were $128,906 for Allegheny Nevada Holding Corporation, $114,583 for Gdansk Enterprises, Inc. and $103,125 for CBS Consulting, Inc. The notes bear interest rate of 10% per annum. The outstanding amounts are convertible into shares of common stock at the debt holder's option at a conversion rate equal to 35% of the lowest trading price during the 20 trading days prior to the conversion.

On October 1, 2017, the Company entered into promissory notes agreements with Allegheny Nevada Holdings Corporation, Gdansk Enterprises, Inc. and CBS Consulting, Inc. for their earned consulting fees, payable on demand. As of September 30, 2018, the principal balances were $93,750 for Allegheny Nevada Holding Corporation, $83,333.33 for Gdansk Enterprises, Inc. and $75,000 for CBS Consulting, Inc. The notes bear interest rate of 10% per annum. The outstanding amounts are convertible into shares of common stock at the debt holder's option at a conversion rate equal to 35% of the lowest trading price during the 20 trading days prior to the conversion.

On July 31, 2018, the Company entered into promissory note agreements with GPL Ventures LLC. As of September 30, 2018, the principal balance was $5,000. The note bears interest rate of 10% per annum. The outstanding amount is convertible into shares of common stock at the debt holder's option at a conversion rate equal to 50% of the lowest trading price during the 20 trading days prior to the conversion.

The following summarizes the book value of the convertible notes payable outstanding as of September 30, 2018 and March 31, 2018:

	September 30,	March 31,
	2018	2018

Promissory note dated 3/31/15, bearing interest of 10% per annum convertible at the rate equal to 35% of the lowest trading price in 20 days prior to conversion	$28,562	$28,562

Promissory note dated 3/3/15, bearing interest of 10% per annum convertible at the rate equal to 35% of the lowest trading price in 20 days prior to conversion	$6,804	$6,804

Promissory note, dated July 29, 2016, bearing interest at 10% per month, payable on demand, convertible at the rate equal to 35% of the lowest trading price in 20 days prior to conversion	$128,906	$128,906

Promissory note, dated July 29, 2016, bearing interest at 10% per month, payable on demand, convertible at the rate equal to 35% of the lowest trading price in 20 days prior to conversion	$114,583	$114,583

Promissory note, dated July 29, 2016, bearing interest at 10% per month, payable on demand, convertible at the rate equal to 35% of the lowest trading price in 20 days prior to conversion	$103,125	$103,125

Promissory note, dated October 1, 2017, bearing interest at 10% per month, payable on demand, convertible at the rate equal to 35% of the lowest trading price in 20 days prior to conversion	$93,750	$93,750

Promissory note, dated October 1, 2017, bearing interest at 10% per month, payable on demand, convertible at the rate equal to 35% of the lowest trading price in 20 days prior to conversion	$83,333	$83,333

Promissory note, dated October 1, 2017, bearing interest at 10% per month, payable on demand, convertible at the rate equal to 35% of the lowest trading price in 20 days prior to conversion	$75,000	$75,000

Promissory note, dated July 31, 2018, bearing interest at 10% per month, payable on demand, convertible at the rate equal to 50% of the lowest trading price in 20 days prior to conversion	$5,000	$-

Total	$639,063	$634,063

(5)      Equity

Common Stock

The Company is authorized to issue 5,000,000,000 shares of common stock and 1,000,000 shares of preferred class A of stock at this time.   The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and are not entitled to cumulate their votes in the election of directors.  The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available therefore subject to the prior rights of holders of any outstanding shares of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.  Holders of common stock have no preemptive or other subscription rights and no right to convert their common stock into any other securities.

During the six months ended September 30, 2018, the Company has not issued any shares. During the six months ended September 30, 2017 the Company issued an aggregate of 588,822 shares of common stock for the conversion of convertible promissory notes and 150,000 shares of common stock for compensation.

Warrants

During the six months ended September 30, 2018 and 2017, the Company didn't issue any warrants.

(6)             Stock Option Plan:

The Company's 2018 Stock Option Plan provides for the grant of 1,000,000,000 incentive or non-statutory stock options to purchase common stock. Employees, who share the responsibility for the management growth or protection of the business of the Company and certain non-employees, are eligible to receive options which are approved by a committee of the Board of Directors.  These options vest over five years and are exercisable for a ten-year period from the date of the grant.

 (7)          Subsequent Events

On October 24, 2018, the Company issued 1,251,570,000 shares of common stock to management for compensation.

On January 26, 2018, the Company filed a Certificate of Amendment of Certificate of Incorporation with the Secretary of State of the State of Nevada to effect a 1-for-1,000 reverse split of the Company's issued and outstanding shares of common stock (the "Reverse Stock Split") and name change from Las Vegas Railway Express, Inc. to United Rail, Inc. The Company notified the Financial Industry Regulatory Authority ("FINRA") of the Reverse Stock and Name Change. The Reverse Stock Split and Name Change were effective on October 18, 2018 with respective FINRA approval.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2018

Balance Sheet

	March 31,	March 31,
	2018	2017

Assets

Current assets
Cash	$218,441	$1,955
Accounts receivable	262,295	162,234
Other current assets	102,200	5,817
Total current assets	582,936	170,006

Property and equipment, net of accumulated depreciation	41,501	36,413

Total assets	$624,437	$206,419

Liabilities and Stockholders' Equity (Deficit)

Current liabilities
Accounts payable	$301,489	$249,794
Accrued expenses	542,276	748,316
Taxes	2	-
Notes payable to related parties	634,063	475,272
Notes payable	62,595	-
Total current liabilities	1,540,425	1,473,382
Long-term notes payable	-	-
Total liabilities	1,540,425	1,473,382

Commitments and contingencies

Stockholders' equity (deficit)
Preferred stock, $0.0001 par value, 1,000,000 shares authorized, 600,000 shares issued and outstanding as of March 31, 2018 and March 31, 2017, respectively	60	60
Common stock, $0.0001 par value, 10,000,000,000 shares authorized, 3,686,426,488 and 1,081,195,446 shares issued and outstanding as of March 31, 2018 and March 31, 2017, respectively	368,643	108,119
Additional paid-in capital	40,085,558	40,401,650
Accumulated (deficit)	(41,370,250)	(41,776,792)
Total stockholders' equity (deficit)	(915,988)	(1,266,963)
Total liabilities and stockholders' equity (deficit)	$624,437	$206,419

Income Statement
	For The Years Ended
	March 31,	March 31,
	2018	2017

Revenues:
Demurrage	$12,600	$-
Industrial Railroad Service	65,090	-
Junction Settlements	1,068,494	-
Passenger Train Operation	27,041	-
Rail Car Storage	43,699	-
Rule Eleven	125,637	-
Gross loss	1,342,561	-

Operating Expenses:
Compensation and payroll taxes	220,138	197,272
Selling, general and administrative	414,645	6,675
Professional fees	378,860	45,705
Depreciation expense	8,662	9,263
Total operating expenses	1,022,305	670,260

Profit (loss) from operations	320,256	(670,260)

Other income (expense)
Interest expense	(53,078)	(40,909)
Tax expense	(22,999)	-
Other income (expense)	162,364	-
Total other income (expense)	86,287	(40,909)

Net income (loss) from operations before provision for income taxes	406,542	(711,169)
Provision for income taxes	-	-
		$
Net income (loss)	406,542	(711,169)

Statement of Shareholders' Equity

					Additional
	Common Stock		Preferred Stock		Paid in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance March 31, 2015	46,570	5	-	-	34,692,070	(41,104,557)	(6,365,918)

Stock subscribed	11,122,750	1,112	-	-	1,823,888	-	1,825,000
Stock issued for compensation	109,606,803	10,961	-	-	462,642	-	473,603
Stock issued for debt	658,465	66	-	-	615,137	-	615,203
Stock issued for services	354,003	35	-	-	228,568	-	228,603
Stock Issued for notes conversion	20,583,321	2,058	-	-	2,344,980	-	2,347,038
Stock cancelled	(14)	(0)	-	-	-	-	-
Reverse split adjustment	2,008	0	-	-	(0)	-	(46,566)
Stock payable adjustment	-	-	-	-	(77,554)	-	(77,554)
Net loss	-	-	-	-	-	38,935	38,935
Balance March 31, 2016	142,373,906	14,237	-	-	40,089,730	(41,065,622)	(961,656)

Stock issued for compensation	350,000,000	35,000	600,000	60	-	-	35,060
Stock issued for notes conversion	588,821,540	58,882	-	-	17,239	-	76,122
Stock payable adjustment	-	-	-	-	(3,942)	-	(3,942)
Receivable from XREE	-	-	-	-	298,623	-	298,623
Net loss	-	-	-	-	-	(711,169)	(711,169)
Balance March 31, 2017	1,081,195,446	108,119	600,000	60	40,401,649	(41,776,792)	(1,266,962)

Stock issued for services	150,000,000	15,000	-	-	-		15,000
Stock issued for notes conversion	2,455,231,042	245,523	-	-	(316,091)		(70,569)
Net loss	-	-	-	-	-	406,542	406,542
Balance March 31, 2018	3,686,426,488	368,642	600,000	60	40,085,558	(41,370,250)	(915,988)

Statement of Cash Flows

	For The Years Ended
	March 31,	March 31,
	2018	2017
	Unaudited	Unaudited
Cash flows from operating activities
Net loss	$406,542	$(711,169)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	601	9,264
Debt conversion expense	(70,569)	76,121
Stock issued for compensation	15,000	35,060

Changes in operating assets and liabilities:
Other current assets	(419,522)	(162,225)
Other assets	(96,383)	3,084
Accounts payable and accrued expenses	154,343	817,705

Net cash used in operating activities	(9,988)	67,840

Cash flows from investing activities
Purchases of property and equipment	5,088	-
Net cash used in investing activities	5,088	-

Cash flows from financing activities
Proceeds from sale on shares of common stock	-	-
Proceeds (payments) from convertible notes payable	158,791	(66,445)
Proceeds from notes payable - related parties	62,595	-

Net cash provided by financing activities	221,386	(66,445)

Net change in cash	216,486	1,395
Cash, at the beginning of the year	1,955	560
Cash, end of the period	$218,441	$1,955

Supplemental disclosure of cash flow information:
Interest paid	$	$-
Income taxes paid	$-	$-

Supplemental disclosure of non-cash investing and financing transactions:
Stock issued as payment of accounts payable	$-	$-
Stock issued for debt and accrued interest	$101,153	$76,123

Notes to Financial Statements

(1)           Organization and basis of presentation

Basis of Financial Statement Presentation:

The accompanying unaudited interim financial statements of Las Vegas Railway Express, Inc. (the "Company") have been prepared in accordance with the instructions to Form 10-K and Article 8 of Regulation S-X. Accordingly, they do not include all information and footnotes required by accounting principles generally accepted in the United States of America ("GAAP") for complete financial statements. These statements reflect all normal and recurring adjustments which, in the opinion of management, are necessary to present fairly the financial position, results of operations and cash flows of the Company for the interim periods presented. However, the results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the year ending March 31, 2018 or any other future period. These interim financial statements should be read in conjunction with the unaudited consolidated financial statements and notes thereto included in the Company's Annual Report for the year ended March 31, 2018.

Going Concern:

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying financial statements, the Company has net profit of $406,542 for the year ended March 31, 2018.  The Company also has an accumulated deficit of $41,370,250 and a negative working capital of $957,489 as of March 31, 2018, as well as outstanding convertible notes payable of $634,063.  Management believes that it will need additional equity or debt financing to be able to implement the business plan.  Given the lack of revenue, capital deficiency and negative working capital, there is substantial doubt about the Company's ability to continue as a going concern.

Management is attempting to raise additional equity and debt to sustain operations until it can market its services and achieves profitability.  The successful outcome of future activities cannot be determined at this time and there are no assurances that, if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results.

The accompanying financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

(2)           Summary of Significant Accounting Policies

Risks and Uncertainties:

The Company operates in an industry that is subject to intense competition and potential government regulations.  Significant changes in regulations and the inability of the Company to establish contracts with rail services providers could have a materially adverse impact on the Company's operations.

Use of Estimates:

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods.

Property and Equipment:

Property and equipment are recorded at historical cost and depreciated on a straight-line basis over their estimated useful lives of approximately five years once the individual assets are placed in service.  The Company expenses all purchases of equipment with individual costs of under $500, and these amounts are not material to the financial statements.

Long-Lived Assets:

In accordance with FASB ASC 360-10, the Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made.  The Company's management believes there has been no impairment of its long-lived assets during the years ended March 31, 2018 or 2017.  There can be no assurance, however, that market conditions will not change or demand for the Company's business model will continue.  Either of these could result in future impairment of long-lived assets.

Income Taxes:

Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The deferred tax assets of the Company relate primarily to operating loss carryforwards for federal income tax purposes. A full valuation allowance for deferred tax assets has been provided because the Company believes it is not more likely than not that the deferred tax asset will be realized. Realization of deferred tax assets is dependent on the Company generating sufficient taxable income in future periods.

The Company periodically evaluates its tax positions to determine whether it is more likely than not that such positions would be sustained upon examination by a tax authority for all open tax years, as defined by the statute of limitations, based on their technical merits.  As of March 31, 2018 and March 31, 2017, the Company has not established a liability for uncertain tax positions.

Basic and Diluted Loss Per Share:

In accordance with Financial Accounting Standards Board Accounting Standards Codification ("FASB ASC") 260, "Earnings Per Share," the basic loss per common share is computed by dividing the net loss available to common stockholders after preferred stock dividends, by the weighted average common shares outstanding during the period.  Diluted earnings per share reflect per share amounts that would have resulted if diluted potential common stock had been converted to common stock.  Common stock equivalents have not been included in the earnings per share computation for the years ended March 31, 2018 and 2017 as the amounts are anti-dilutive.  As of March 31, 2018, the Company had no outstanding options.  As of March 31, 2018, the Company also had convertible debt of $634,063 which was excluded from the computation.  As of March 31, 2018, the Company had 206 outstanding warrants which were also excluded from the computation because they were anti-dilutive.

Share Based Payment:

The Company issues stock, options and warrants as share-based compensation to employees and non-employees.

The Company accounts for its share-based compensation to employees in accordance FASB ASC 718.  Stock-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the requisite service period.

The Company accounts for share-based compensation issued to non-employees and consultants in accordance with the provisions of FASB ASC 505-50 "Equity - Based Payments to Non-Employees." Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: ( a ) the goods or services received; or ( b ) the equity instruments issued. The final fair value of the share-based payment transaction is determined at the performance completion date. For interim periods, the fair value is estimated and the percentage of completion is applied to that estimate to determine the cumulative expense recorded.

The Company values stock compensation based on the market price on the measurement date. As described above, for employees this is the date of grant, and for non-employees, this is the date of performance completion.

New Accounting Pronouncements:

There are no recent accounting pronouncements that management believes will have a material impact on the Company's present or future consolidated financial statements.

(3)            Property and Equipment

Property and equipment consisted of the following.

	March 31,	March 31,
	2018	2017
	Unaudited	Unaudited

Office equipment	$89,763	$76,130
Less: accumulated depreciation	(48,262)	(39,717)

	$41,501	$36,413

(4)           Convertible Notes Payable

On March 31, 2015, the Company entered into a convertible promissory note with Allegheny Nevada Holdings Corporation for borrowings of $84,002 in principal balance. As of March 31, 2018, the balance left is $28,562 and $45,634 in interest accrued as of March 31, 2018. The note bears interest at a rate of 10% per annum.  The outstanding borrowings and accrued interest are payable on demand.  The outstanding amounts are convertible into shares of common stock at the debt holder's option at a conversion rate equal to 35% of the lowest trading price during the 20 trading days prior to the conversion.

On March 3, 2015, the Company entered into a convertible promissory note with Wanda Witoslawski for borrowings of $29,100 in principal balance. As of March 31, 2018 the balance left is $6,804 and $16,031 in interest accrued as of March 31, 2018. The note bears interest at a rate of 10% per annum.  The outstanding borrowings and accrued interest are payable on demand.  The outstanding amounts are convertible into shares of common stock at the debt holder's option at a conversion rate equal to 35% of the lowest trading price during the 20 trading days prior to the conversion.
On July 29, 2016, the Company entered into promissory notes agreements with Allegheny Nevada Holdings Corporation, Gdansk Enterprises, Inc. and CBS Consulting, Inc. for their earned consulting fees, payable on demand. As of March 31, 2018, the principal balances were $128,906 for Allegheny Nevada Holding Corporation, $114,583 for Gdansk Enterprises, Inc. and $103,125 for CBS Consulting, Inc. The notes bear interest rate of 10% per annum. The outstanding amounts are convertible into shares of common stock at the debt holder's option at a conversion rate equal to 35% of the lowest trading price during the 20 trading days prior to the conversion.

On October 1, 2017, the Company entered into promissory notes agreements with Allegheny Nevada Holdings Corporation, Gdansk Enterprises, Inc. and CBS Consulting, Inc. for their earned consulting fees, payable on demand. As of March 31, 2018, the principal balances were $93,750 for Allegheny Nevada Holding Corporation, $83,333.33 for Gdansk Enterprises, Inc. and $75,000 for CBS Consulting, Inc. The notes bear interest rate of 10% per annum. The outstanding amounts are convertible into shares of common stock at the debt holder's option at a conversion rate equal to 35% of the lowest trading price during the 20 trading days prior to the conversion.

The following summarizes the book value of the convertible notes payable outstanding as of March 31, 2018 and March 31, 2017.
	March 31,	March 31,
	2018	2017

Promissory note dated 7/24/14 bearing interest of 8% per annum convertible at the rate equal to 57% of the lowest trading price in 15 days prior to conversion	$-	$15,555

Promissory note dated 3/31/15 bearing interest of 10% per annum convertible at the rate equal to 35% of the lowest trading price in 20 days prior to conversion	$28,562	$84,002

Promissory note dated 3/3/15 bearing interest of 10% per annum convertible at the rate equal to 35% of the lowest trading price in 20 days prior to conversion	$6,804	$29,100

Promissory note, dated July 29, 2016 bearing interest at 10% per month, payable on demand, convertible at the rate equal to 35% of the lowest trading price in 20 days prior to conversion	$128,906	$-

Promissory note, dated July 29, 2016 bearing interest at 10% per month, payable on demand, convertible at the rate equal to 35% of the lowest trading price in 20 days prior to conversion	$114,583	$-

Promissory note, dated July 29, 2016 bearing interest at 10% per month, payable on demand, convertible at the rate equal to 35% of the lowest trading price in 20 days prior to conversion	$103,125	$-

Promissory note, dated October 1, 2017 bearing interest at 10% per month, payable on demand, convertible at the rate equal to 35% of the lowest trading price in 20 days prior to conversion	$93,750	$-

Promissory note, dated October 1, 2017 bearing interest at 10% per month, payable on demand, convertible at the rate equal to 35% of the lowest trading price in 20 days prior to conversion	$83,333	$-

Promissory note, dated October 1, 2017 bearing interest at 10% per month, payable on demand, convertible at the rate equal to 35% of the lowest trading price in 20 days prior to conversion	$75,000	$-

Total	$634,063	$128,657

(5)      Equity

Common Stock

The Company is authorized to issue 5,000,000,000 shares of common stock and 1,000,000 shares of preferred class A of stock at this time.   The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and are not entitled to cumulate their votes in the election of directors.  The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available therefore subject to the prior rights of holders of any outstanding shares of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.  Holders of common stock have no preemptive or other subscription rights and no right to convert their common stock into any other securities.

During the year ended March 31, 2018, the Company did not issue any shares of preferred stock. During the year ended March 31, 2017, the Company issued 600,000 shares of preferred stock to Michael Barron for compensation.

During the year ended March 31, 2018, the Company issued 2,455,231,042 shares of common stock for conversion of convertible note payable of $101,153 and 150,000,000 shares of common stock for compensation. During the year ended March 31, 2017 the Company issued an aggregate of 588,821,540 shares of common stock for the conversion of $76,121 of outstanding notes payable and 350,000,000 shares of common stock for compensation.

During the year ended March 31, 2018 and 2017, the company hasn't issued any stock for cash nor services.

Warrants

During the year ended March 31, 2018 and 2017, the Company didn't issue any warrants.

(6)             Stock Option Plan:

The Company's 2018 Stock Option Plan provides for the grant of 1,000,000,000 incentive or non-statutory stock options to purchase common stock. Employees, who share the responsibility for the management growth or protection of the business of the Company and certain non-employees, are eligible to receive options which are approved by a committee of the Board of Directors.  These options vest over five years and are exercisable for a ten-year period from the date of the grant.

PART III—EXHIBITS

Index to Exhibits

Exhibit Number	Exhibit Description

2.1	Amended Articles of Incorporation (incorporated herein as referenced on Form 1-A/A, as filed on June 14, 2018)

2.2	Certificate of Designation (incorporated herein as referenced on Form 1-A/A, as filed on June 14, 2018)

2.2	Bylaws

3.1	Certificate of Amendment regarding name change and reverse stock split (incorporated herein as referenced on Form 1-A/A, as filed on October 26, 2018)

3.2	Subscription Agreement

3.3	Share exchange agreement with United Rail and United Short Line Insurance Services

6.1	Incentive Stock Option Plan (incorporated herein as referenced on Form 1-A/A, as filed on June 14, 2018)

6.2	Employment Agreement of Michael Barron (incorporated herein as referenced on Form 1-A/A, as filed on October 26, 2018)

6.3	Employment Agreement of Wanda Witoslawski (incorporated herein as referenced on Form 1-A/A, as filed on October 26, 2018)

11.1	Consent of Lux Law, P.A. (included in Exhibit 12.1)

12.1	Opinion of Lux Law, P.A.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on November 21, 2018.

United Rail, Inc.

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

By /s/ Michael Barron
Michael Barron, Chief Executive Officer (Principal Executive Officer).

(Date): November 21, 2018

/s/ Wanda Witoslawski
Wanda Witoslawski, Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer).

(Date): November 21, 2018

SIGNATURES OF DIRECTORS:

/s/ Michael Barron
Michael Barron, Director

(Date): November 21, 2018

/s/ Louis Schillinger
Louis Schillinger, Director

(Date):  November 21, 2018